Exhibit 99.4

2007 Guidance

February 15, 2007

The table below provides the Company’s estimated ranges of certain expected results for the year ending December 31, 2007. The estimated ranges, or guidance, is forward-looking, and actual results may differ materially. This guidance does not take into account the potential effect of any strategic transaction or change to the Company’s business plan that may occur. Please refer to the discussion that follows the table for further information regarding factors that may affect the projected ranges or actual results.

Daily Production	2007 Guidance

Total Production BOE/day	89,000	-	92,000

Costs
LOE/Mcfe	$1.30	-	$1.50
Production and Other Taxes/Mcfe	$0.30	-	$0.50
G&A/Mcfe	$0.60	-	$0.75
DD&A/Mcfe	$3.00	-	$3.25
Transportation & Other/Mcfe	$0.10	-	$0.15
Exploration Expenses	$30.00	-	$40.00	MM
Dry Hole & Impairment Expenses	$50.00	-	$75.00	MM
Tax Rate	(15%)	-	15%
Interest Expense	$155.00	-	$165.00	MM
Capitalized Interest (portion of interest capitalized)	50%	-	60%
Deferred Taxes (portion of book taxes deferred)	25%	-	50%

Pricing Differentials (1)
Domestic Gas Differential vs. NYMEX	$(0.25)	-	$(0.75)	per mcf
Domestic Oil Differential vs. NYMEX	$(2.00)	-	$(2.50)	per bbl
Canada Gas Differential vs. NYMEX	$(0.50)	-	$(0.75)	per mcf
Canada Oil Differential vs. NYMEX	$(16.00)	-	$(18.00)	per bbl

(1)           Before hedging impact

The guidance provided above constitutes “forward-looking statements” within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) are disclosed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors set forth below and the risk factors described in the Company’s filings with the Commission. These factors include:

•              strategic transactions, including the sale of part or all of the Company, or changes to the Company’s business plan, that may result from its strategic alternatives process

•              the cyclical nature of the oil and natural gas industries

•              the availability of oilfield services

•              the Company’s ability to successfully and profitably find, produce and market oil and gas

•              uncertainties associated with the United States and worldwide economies

•              current and potential governmental regulatory actions in countries where the Company operates

•              substantial competition from larger companies

•              the Company’s ability to implement cost reductions

•              the Company’s ability to acquire and integrate oil and gas reserves

•              operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, transportation interruptions, and spills and releases and other environmental risks)

•              fluctuations in foreign currency exchange rates in areas of the world where the Company conducts operations

•              covenant restrictions in the Company’s debt agreements

Many of these factors are beyond the Company’s ability to control or predict. Management cautions against putting undue reliance on forward-looking statements.